Exhibit 4.02
EXECUTION COPY

GLU MOBILE INC.
(formerly Sorrent, Inc.)
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
March 29, 2006

GLU MOBILE INC.
(formerly Sorrent, Inc.)
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made effective as of March 29, 2006 by and among Glu Mobile Inc., a California corporation formerly known as Sorrent, Inc. (the “Company”), the investors identified on the Schedule of Investors attached hereto as Exhibit A (the “Investors”) and the shareholders identified on the Schedule of iFone Shareholders attached hereto as Exhibit B (the “iFone Shareholders”).
RECITALS
     WHEREAS, the Investors possess registration rights, information rights, rights of first offer, and other rights pursuant to the Amended and Restated Investors’ Rights Agreement dated as of July 26, 2005, by and among the Company and the Investors (the “Original Agreement”) as an investor or a transferee of an investor under the Original Agreement.
     WHEREAS, the Original Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the Registrable Securities then outstanding (as such term is defined in the Original Agreement).
     WHEREAS, the undersigned Investors, as holders of greater than a majority of the Registrable Securities then outstanding (as such term is defined in the Original Agreement) of the Company, desire to terminate the Original Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Original Agreement.
     WHEREAS, the Company and the iFone Shareholders are parties to the Exchange Agreement dated as of March 29, 2006 (the “Exchange Agreement”), whereby the Company will issue shares of the Company’s Special Junior Preferred Stock to the iFone Shareholders in exchange for all of the issued and outstanding share capital of iFone Holdings Limited (the “Exchange”).
     WHEREAS, the obligations of the Company and the iFone Shareholders under the Exchange Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company, the undersigned Investors and the iFone Shareholders.
     WHEREAS, the parties intend that this Agreement shall take effect only upon the occurrence of the consummation of the Exchange and that this Agreement shall be deemed null and void ab initio in the event that the Exchange Agreement is terminated for any reason.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, contingent and effective upon the Closing (as defined in the Exchange Agreement), the Original Agreement shall be amended and restated in its entirety as follows:
     1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Common Stock” means the Company’s Common Stock, no par value.
          “Consulting Agreement” means the Consulting Agreement dated as of March 29, 2006 by and between the Company and LOLA, a Societe Anonyme Monegasque.
          “Conversion Stock” means the Senior Conversion Stock and the Special Junior Conversion Stock.
          “Exchange Related Shares” means the Special Junior Conversion Stock and any Common Stock of the Company issuable or issued with respect to the Exchange Shares or the Special Junior Conversion Stock upon any stock split, stock dividend, or similar event.
          “Exchange Shares” means the shares of Special Junior Preferred Stock issued pursuant to the Exchange Agreement (including pursuant to the Earn Out Schedule attached as Appendix A to the Exchange Agreement) and the shares of Special Junior Preferred Stock issued pursuant to the Consulting Agreement and any shares issued in connection with a transfer of such shares pursuant to the terms of this Agreement, the Exchange Agreement and the Consulting Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Holders” means (i) each Investor and iFone Shareholder holding Registrable Securities, and (ii) each person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 11 hereof.
          “Initiating Holders” means any Holder or Holders, other than a Holder or Holders of Exchange Related Shares, who, in the aggregate, hold not less than thirty percent (30%) of the Registrable Securities (excluding any Exchange Related Shares), then outstanding, with respect to a request for registration made pursuant to Section 5.1.
          “Major Holder” means any Holder who holds at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits, stock dividends and the like, but excluding any Mandatory Conversion Shares and any Exchange Related Shares).
          “Preferred Stock” shall mean the Company’s (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock, (v) Series D-1 Preferred Stock and (vi) Special Junior Preferred Stock.

          “Registrable Securities” means (1) the Senior Conversion Stock and any Common Stock of the Company issuable or issued with respect to the Senior Preferred Stock or Senior Conversion Stock upon any stock split, stock dividend, or similar event, (2) the Common Stock of the Company issued pursuant to the Restricted Stock Purchase Agreement (the “RSPA”) dated as of April 25, 2005 between the Company and the Investor defined as the Purchaser therein or (3) the Exchange Related Shares provided, however, that the Exchange Related Shares shall not be deemed Registrable Securities and the Holders of Exchange Related Shares shall not be deemed Initiating Holders or Major Holders for the purposes of Sections 5.1, 6 and 8 and provided further however, that the term “Registrable Securities” shall exclude in all cases any shares of Common Stock issued upon conversion of Preferred Stock pursuant to Article III, Section B.3(e) of the Company’s Amended and Restated Articles of Incorporation (or any successor thereto) (the “Restated Articles”) (which Paragraph is entitled “Special Mandatory Conversion”), as such provision may be amended from time to time (“Special Mandatory Conversion Shares”). In addition, securities shall only be treated as Registrable Securities if and so long as (i) they have not been registered or sold to or through a broker, dealer, market maker or underwriter in a public distribution or a public securities transaction and (ii) the registration rights with respect to such securities have not terminated pursuant to Section 5.10 below.
          The terms “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          “Registration Expenses” shall mean all expenses, except Selling Expenses, incurred by the Company in complying with Sections 5.1, 5.2 and 5.3 below, including without limitation, (i) all registration, qualification and filing fees, (ii) printing expenses and escrow fees, (iii) fees and disbursements of counsel for the Company, (iv) fees and disbursements up to twenty thousand dollars ($20,000) for one counsel for the Holders, (v) “blue sky” fees and expenses, (vi) the expense of any special audits incidental to or required by any such registration, and (vii) the compensation of regular employees of the Company which shall be paid in any event by the Company.
          “Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 3 below.
          “Rule 144” and “Rule 145” shall mean Rules 144 and 145, respectively, promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

               “Senior Conversion Stock” means the Common Stock issuable or issued pursuant to conversion of the Senior Preferred Stock.
               “Senior Preferred Stock” shall mean the Company’s (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock and (v) Series D-1 Preferred Stock.
               “Special Junior Conversion Stock” means the Common Stock issuable or issued pursuant to conversion of the Special Junior Preferred Stock.
          2. Restrictions on Transferability. The Restricted Securities shall not be sold, assigned, transferred or pledged except pursuant to the provisions of Section 4 below. Each Holder will cause any proposed purchaser, assignee, transferee or pledgee of any such shares held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
          3. Restrictive Legends. Each certificate representing the Senior Preferred Stock, the Senior Conversion Stock or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH A REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.
     Each certificate representing the Preferred Stock, the Conversion Stock or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with legends in substantially the following forms (in addition to any legends required by agreement or by applicable state securities laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS INCLUDING A LOCKUP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
     Each Holder consents to the Company making a notation on its records and giving stop transfer instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.
     4. Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Without in any way limiting the immediately preceding sentence, no sale, assignment, transfer or pledge of Restricted Securities shall be made by any Holder thereof to any person unless such person shall first agree in writing to be bound by the restrictions of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if reasonably requested by the Company, the Holder shall also provide, at such Holder’s expense, either:
          (a) a written opinion of legal counsel reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or
          (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that the Company shall not request an opinion of counsel or “no action” letter with respect to:
               (i) a transfer not involving a change in beneficial ownership;
               (ii) a transfer to an affiliate of such Holder (including in the case of a venture capital fund, other venture capital funds affiliated with such fund);
               (iii) a transaction involving the distribution without consideration of Restricted Securities by the Holder to its constituent partners or members or a retired partner, or to the estate of any such partners or retired partners; or
               (iv) a transaction involving the transfer without consideration of Restricted Securities by an individual Holder during such Holder’s lifetime by way of gift or on death by will or intestacy.

     Each certificate evidencing Restricted Securities transferred as provided above shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such Holder and counsel for the Company such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each holder of Restricted Securities agrees that it will not request that a transfer of the Restricted Securities be made or that the legend set forth in Section 3 above be removed from the certificate representing the Restricted Securities solely in reliance on Rule 144(k), if as a result thereof the Company would be rendered subject to the reporting requirements of the Exchange Act.
     5. Registration.
          5.1 Requested Registration.
               (a) Request for Registration. In case the Company shall receive a written request from Initiating Holders that the Company file a registration statement under the Securities Act with respect to the Registrable Securities, the Company will:
                    (i) promptly give written notice of the proposed registration to all other Holders; and
                    (ii) as soon as practicable, use its best efforts to effect such registration as part of a firm commitment underwritten public offering with underwriters reasonably acceptable to the Company (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders that deliver a written notice to such effect to the Company within fifteen (15) business days after the date of such written notice from the Company.
               (b) Exceptions to Obligation to Register. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.1:
                    (i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Act;
                    (ii) Prior to the earlier of (i) six (6) months after the effective date of the Company’s first registered public offering of its Common Stock, or (ii) June 7, 2007;
                    (iii) If such registration, qualification or compliance is not proposed to be part of a firm commitment underwritten public offering with nationally recognized underwriters reasonably acceptable to the Company;

                    (iv) If, after the Company gives the notice specified, the Holders propose to sell a number of shares of Registrable Securities and the reasonably anticipated aggregate offering proceeds, net of Selling Expenses, are less than Seven Million Five Hundred Dollars ($7,500,000);
                    (v) If the resale of the Company’s securities to be covered by the required registration statement could be registered on Form S-3;
                    (vi) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;
                    (vii) After the Company has effected two (2) registrations pursuant to Section 5.1(a) above; provided that a registration that is closed or withdrawn at the request of the Holders (other than a request for registration that is withdrawn due to a material adverse change to the Company) will count as a registration pursuant to this subparagraph 5.1(b)(vii);
                    (viii) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Company’s Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future; in which case the Company’s obligation to use its best efforts to register, qualify or comply under this Section 5.1 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of the written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once per twelve (12) month period; or
                    (ix) If the Company gives notice to the Initiating Holders, within thirty (30) days after receipt of the Initiating Holders’ notice of request for registration, of its intent to file a registration statement covering the initial public offering of the Company’s securities within ninety (90) days.
                    (x) Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.
               (c) Underwriting. In the event of a registration pursuant to this Section 5.1, the Company shall advise the Holders as part of the notice given pursuant to Section 5.1(a)(i) above that the right of any Holder to registration pursuant to this Section 5.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 5.1, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested shall be limited to the extent provided herein.

               (d) Underwriting Agreement; Limitation of Underwritten Shares. The Company shall enter, together with all Holders proposing to distribute their securities through such underwriting, into an underwriting agreement in customary form with the managing underwriter selected for such underwriting. Notwithstanding any other provision of this Section 5.1, if the managing underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement; provided however that no shares of Registrable Securities, other than Exchange Related Shares, shall be excluded from such offering unless all Exchange Related Shares have been first excluded and no Exchange Related Shares shall be excluded from such offering unless all other securities of the Company, other than Registrable Securities, are reduced in their entirety. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company.
          5.2 Company Registration.
               (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction or (iii) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:
                    (i) promptly give to each Holder written notice thereof; and
                    (ii) include in such registration (and any related qualifications including compliance with “blue sky” laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) business days after the date of such written notice from the Company, by any Holder.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to Section 5.2(a)(i) above. In such event, the right of any Holder to registration pursuant to this Section 5.2 shall be conditioned upon such Holder’s participation in such underwriting, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.
               (c) Underwriting Agreement; Limitation of Underwritten Securities. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and all the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s initial public offering, to zero (0), and (ii) in the case of any other offering, to an amount no less than twenty-five percent (25%) of all shares to be included in such offering. No shares of Registrable Securities, other than Exchange Related Shares, shall be excluded from such offering unless all Exchange Related Shares have been first excluded and no Exchange Related Shares shall be excluded from such offering unless all other securities of the Company, other than Registrable Securities, are excluded in their entirety. The Company shall so advise all Holders requesting to be included in the registration and underwriting that the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.
               (d) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5.5 hereof.
          5.3 Registration on Form S-3.
               (a) Request for Registration. In the event the Company receives a written request from Holders, who, in the aggregate, hold not less than ten percent (10%) of the Registrable Securities then outstanding, that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Securities the aggregate price to the public of which would exceed one million dollars ($1,000,000) net of Selling Expenses, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use commercially reasonable efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request. The Company shall inform the other Holders of the proposed registration and offer them the opportunity to participate. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 5.1(d) above shall be applicable to each such registration initiated under this Section 5.3.
               (b) Exceptions to Obligation to Register. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.3:

                    (i) If, within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 5.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) within ninety (90) days, provided that such Holders are permitted to register such shares as requested to be registered pursuant to Section 5.3 hereof without reduction by the underwriter thereof and provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;
                    (ii) If, during the previous twelve (12) months, the Company has effected three (3) registrations pursuant to this Section 5.3; or
                    (iii) If the Company shall furnish to the Holders requesting the S-3 registration a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its commercially reasonable efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holders, provided that the Company may not exercise this deferral right more than once per twelve (12) month period.
          5.4 Subsequent Registration Rights. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights superior to or on a pari passu basis with the rights granted to the Holders hereunder without the written consent of the holders of a majority of the Registrable Securities (excluding the Exchange Related Shares).
          5.5 Expenses of Registration. All Registration Expenses incurred pursuant to Section 5.1, all registrations pursuant to Section 5.2, and pursuant to Section 5.3 shall be borne by the Company, except for the Registration Expenses incurred pursuant to the third registration to be effected within a twelve (12) month period pursuant to Section 5.3 as such Registration Expenses shall be borne by the Holders requesting such registration. In the event that Initiating Holders cause the Company to begin a registration pursuant to Section 5.1 and the request for such registration is subsequently withdrawn by the Initiating Holders or is otherwise not successfully completed due to no fault of the Company, all Holders shall not be deemed to have forfeited their right to one registration under Section 5.1. Unless otherwise agreed, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.
          5.6 Registration Procedures. The Company will keep each Holder advised in writing as to the initiation of each registration effected by the Company pursuant to this Agreement and as to the completion thereof. The Company will:
               (a) prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary, and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days or until the distribution described in the registration statement has been completed;
               (b) furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters and Holders may reasonably request in order to facilitate the public offering of such securities;
               (c) use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
               (d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
               (e) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and
               (f) use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
          5.7 Indemnification.
               (a) The Company will indemnify each Holder, each of its officers, directors, shareholders and partners, any underwriters (as defined in the Act) for such Holder and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, partners and shareholders and underwriter and each person controlling such Holder or underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Holder if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.
               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers who signed the registration statement, other holders of the Company’s securities covered by such registration statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances they were made, not misleading, or any violation by the Holder of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Holder in connection with any such registration, and such Holder will reimburse the Company, such other Holders, and the directors, officers, persons, underwriters or control persons of the Company or such other Holders for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, but in the case of the Company or the other Holders or their officers, directors or controlling persons, only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by such Holder in writing; provided, however, that the total amounts payable in indemnity by a Holder under this Section 5.7(b) shall not exceed the net proceeds received by such Holder in the registered offering out of which such claim, loss, damage or liability arises.
               (c) Each party entitled to indemnification under this Section 5.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action, and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.
               (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Section 5.7(d) when combined with any amounts paid by such Holder pursuant to Section 5.7(b) exceed the net proceeds received by such Holder in the offering. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering of the Company’s Common Stock are in conflict with the foregoing provisions (it being understood and agreed that the silence of the underwriting agreement on an issue covered by this Agreement shall not be deemed a conflict), the provisions in the underwriting agreement shall control, except that no such provisions shall affect the Company’s obligations to indemnify Holders pursuant to Section 5.7(a).
               (f) The obligations of the Company and Holders under this Section 5.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5 and otherwise, unless such obligations are superseded by an underwriting agreement in connection with the underwritten public offering of the Company’s Common Stock.
          5.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.
          5.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration after such time as a public market exists for the Common Stock of the Company, the Company agrees to use commercially reasonable efforts to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;
               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request and at such Holder’s expense a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.
          5.10 Termination of Registration Rights. The rights granted pursuant to Sections 5.1, 5.2 and 5.3 above shall terminate upon the earlier of (i) or (ii) as follows: (i) with respect to any Holder of the Company’s outstanding stock any time (a) after the Company has completed its IPO, (b) when such Holder (together with its affiliates, partners and former partners) holds 1% or less of the Company’s Common Stock, and (c) upon the date such Holder is able to sell publicly without registration all Registrable Securities then held by such Holder, if any, within a ninety (90) day period pursuant to Rule 144 under the Securities Act or a similar exemption; or (ii) with respect to all Holders on the date (a) which is four (4) years after the effective date of the closing of the Company’s first underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act, or (b) of a bona fide business acquisition of the Company, whether by merger, consolidation, sale of all or substantially all assets, sale or exchange of stock or otherwise. Notwithstanding the foregoing, no Holder shall be entitled to exercise any right provided for in this Section 5 with respect to any Special Mandatory Conversion Shares.
     6. Information Rights.
          6.1 Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.
          6.2 Inspection Rights. Upon reasonable notice and request of a Major Holder, the Company will permit each Major Holder and such Major Holder’s employees, agents or representatives, to examine and make copies of any extracts from the records and books of account of, and visit and inspection the properties, assets, operations, and business of the Company, and to discuss the affairs, finances and accounts of the Company with its officers, consultants, directors, employees, attorneys or independent accountants, including audited annual financial reports, quarterly unaudited financial reports, monthly unaudited financial reports and annual budget and business plans, to the extent prepared by the Company. The Company will deliver to each Major Holder (i) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company; (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; (iii) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; (iv) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and (v) with respect to the financial statements called for in subsections (ii) and (iii) above, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year end audit adjustment. The Company shall permit the Investor and its agents and representative, to conduct an audit of the Company’s financial statements at the expense of such Investor at any time on reasonable notice.
          6.3 Termination. The rights granted in this Section 6 shall expire (i) upon the effective date of the initial public offering of the Company’s securities, (ii) at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or (iii) upon a bona fide business acquisition of the Company, whether by merger, consolidation, sale of all or substantially all assets, sale or exchange of stock or otherwise, whichever shall occur first, and as to Special Mandatory Conversion Shares, on the closing of the applicable Mandatory Offering (as defined in Article III, Section B.3(e) of the Company’s Restated Articles).
     7. Lockup Agreement. Each Investor, iFone Shareholder, Holder and transferee hereby agrees that, in connection with the initial public offering of any securities of the Company under the Securities Act for the account of the Company, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Investor, iFone Shareholder, Holder or transferee shall not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option or warrant to purchase or otherwise transfer any securities of the Company during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed one hundred eighty (180) days following the effective date of the registration statement of the Company filed under the Securities Act for the initial public offering of its securities; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
     8. Right of First Offer on Company Issuance.
          8.1 Right of First Offer. The Company hereby grants to each Major Holder a right of first offer (“Right of First Offer”) to purchase such Major Holder’s Pro Rata Share (as defined in Section 8.3 below) of any New Securities (as defined in Section 8.4 below) which the Company may, from time to time, propose to issue and sell. Each Major Holder shall be entitled to assign or apportion the right of first offer hereby granted it among itself and its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund) in such proportions as it deems appropriate. Notwithstanding the foregoing, the Right of First Offer shall not apply to any Major Holder if (i) the offer of New Securities is being made only to accredited investors, within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect, and (ii) such Major Holder is not an accredited investor at the time of the offer of New Securities.
          8.2 Over-Allotment Option. In the event that the Major Holders together do not purchase all of the New Securities that the Major Holders may purchase pursuant to the Right of First Offer granted in Section 8.1 above, then those Major Holders that shall have purchased their full Pro Rata Share of such New Securities shall also have the right to purchase up to all of the remaining New Securities which all Major Holders are entitled to purchase under this Section 8 (the “Over-Allotment Option”), in addition to such New Securities as they shall already have elected to purchase, if they shall have so elected, as provided for in Section 8.5(a) below. If more than one Major Holder elects to exercise such Major Holder’s Over-Allotment Option, and the aggregate number of shares of New Securities such Major Holders elect to purchase exceeds the remaining aggregate number of shares of New Securities which Major Holders are entitled to purchase under this Section 8, then the shares of New Securities to be purchased pursuant to the Over-Allotment Option shall be divided among such Major Holders according to their respective Pro Rata Share, or on such other basis as such Major Holders may agree upon in writing.
          8.3 “Pro Rata Share.” Each Major Holder’s “Pro Rata Share,” for purposes of this Section 8, is equal to the fraction obtained by dividing (a) the sum of the total number of shares Registrable Securities held by such Major Holder by (b) the total number of shares of Common Stock outstanding or issuable upon exercise of outstanding options and warrants or the conversion of the Preferred Stock (excluding any Special Mandatory Conversion Shares).
          8.4 “New Securities.” Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether or not now authorized, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock and securities of any type whatsoever that are, or may by their terms become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” shall not include the following:
               (a) the shares of Common Stock issued upon the conversion of Preferred Stock;
               (b) securities issued pursuant to options, warrants, or other rights to acquire securities of the Company that are outstanding on the date of this Agreement;
               (c) shares of Common Stock, or options or other rights to purchase Common Stock, issued or granted to officers, directors or employees of, or consultants to, this Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program approved by the Board of Directors;
               (d) securities issued or issuable to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors, the principal purpose of which is non-equity financing;
               (e) securities issued by the Company pursuant to a strategic partnership, joint venture or other arrangement approved by the Board of Directors the principal purpose of which is non-equity financing;
               (f) securities issued by way of dividend or other distribution on shares of Common Stock excluded from the definition of New Securities by clauses (i), (ii), (iii), (iv), (v), (ix) and (xi) on shares of Common Stock so excluded;
               (g) shares of Common Stock or other securities issued as a dividend or distribution on the Preferred Stock or any event for which an appropriate adjustment to the Preferred Stock is made;

               (h) securities issued pursuant to a stock split or other similar reorganization for which an appropriate adjustment to the Preferred Stock is made;
               (i) securities issued by the Company for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors, including the approval of the directors elected solely by the Preferred Stock;
               (j) shares of Special Junior Preferred Stock, or options or other rights to purchase shares of Special Junior Preferred Stock, provided that such issuance is approved by the Board of Directors;
               (k) securities issued pursuant to a public offering of the Company’s securities; or
               (l) securities issued pursuant to a vote of a majority of the holders of Preferred Stock, voting as a single class, not as a separate series, on an as converted basis, that such shares shall not be deemed New Securities.
          8.5 Procedure. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Holder written notice (the “Company Notice”) of its intention, describing the amount and type of New Securities to be issued, and the price and terms upon which the Company proposes to issue the same. Each Major Holder shall have fifteen (15) days from the date of receipt of the Company Notice to exercise such Major Holder’s Right of First Offer to purchase up to such Major Holder’s respective Pro Rata Share of such New Securities for the price and upon the terms specified in the Company Notice by delivering written notice (the “Right of First Offer Election Notice”) to the Company and stating therein the quantity of New Securities to be purchased.
               (a) If the Company shall have received one or more Right of First Offer Election Notices within fifteen (15) days from the date all Major Holders are deemed to have received the Company Notice as described in Section 15 hereof, in which one or more (but less than all) Major Holders have elected to purchase their full Pro Rata Share of the New Securities, the Company shall immediately give each such Major Holder notice (the “Over-Allotment Notice”) indicating the aggregate amount of New Securities as to which the Investors shall not have exercised their respective Rights of First Offer. Each Major Holder who shall have elected to purchase at least its full Pro Rata Share of such New Securities, pursuant to this Section 8, shall have ten (10) days after deemed receipt of the Over-Allotment Notice, as described in Section 15 hereof, to give notice (the “Over-Allotment Election Notice”) to the Company whether it elects to exercise its Over-Allotment Option granted in Section 8.2 hereof (and, if so, the maximum number of additional shares of New Securities it elects to purchase pursuant thereto).
               (b) Settlement for the New Securities to be purchased by the Major Holders pursuant to this Section 8.5 shall be made in cash within thirty (30) days from the Major Holders’ deemed date of receipt of the Company Notice; provided, however, that if the terms of payment for the New Securities specified in the Company Notice were other than cash against delivery, each Major Holder shall pay in cash to the Company the fair market value of such consideration as mutually agreed upon by the Company and a majority of the Major Holders who elect to purchase New Securities or, if no such agreement is reached, as determined by the Company’s Board of Directors, which determination shall be final, within five (5) days of such determination if such determination is made after twenty-five (25) days following receipt of the Company Notice.
               (c) The Company shall have ninety (90) days after the deemed receipt of the Company Notice to sell the New Securities not elected to be purchased by Major Holders at the price and upon terms no more favorable to the purchasers of such securities than specified in the Company Notice. In the event the Company has not sold some or all of the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any unsold New Securities without first offering such securities to the Major Holders in the manner provided above.
               (d) If any Major Holder shall have failed to deliver to the Company its Right of First Offer Election Notice or Over-Allotment Election Notice within the time periods described in this Section 8.5, such Major Holder shall be deemed to have waived its Right of First Offer and Over-Allotment Option, as the case may be, as to such financing to which such notice pertains.
          8.6 Waiver of Right of First Offer. The Right of First Offer may be waived as to any given issuance of New Securities on behalf of all Major Holders, by Major Holders holding a majority of the Registrable Securities then held by all Major Holders or their permitted assignees or transferees, subject to the Special Mandatory Conversion provision set forth in the Company’s Restated Articles.
          8.7 Right of First Offer Not Applicable. The provisions of this Section 8 shall not apply to a Mandatory Offering to the extent of the Aggregate Investment Amount (as such terms are defined in Article III, Section B.3(e) of the Company’s Restated Articles).
          8.8 Termination and Assignment. The Right of First Offer granted in this Section 8 shall expire upon the effective date of the initial public offering of the Company’s securities or upon a bona fide business acquisition of the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and as to Special Mandatory Conversion Shares on the closing of the applicable Mandatory Offering (as defined in Article III, Section B.3(e) of the Company’s Restated Articles).
          8.9 Company Right to Terminate Issuance of New Securities. Notwithstanding the foregoing, the Company may in its sole discretion terminate any proposed issuance of New Securities in respect of which the Company has given Company Notice, at any time prior to the consummation thereof. The foregoing provision shall apply even in the event one or more Investors shall have exercised their Rights of First Offer hereunder; provided, however, that no New Securities shall then have been issued.
     9. Restricted Activities. Without the prior written consent or vote of a majority of the Board of Directors of the Company, neither the Company nor its subsidiaries (if any) shall, together or alone:

               (a) mortgage or pledge, or create a security interest in, permit any subsidiary to mortgage, pledge or create a security interest in, all or substantially all of the property of the Company or such subsidiary company;
               (b) own, or permit any subsidiary company to own, any stock or other securities of any subsidiary company or other corporation, partnership or entity unless it is wholly owned by the Company;
               (c) make any material loans or advances to employees, except in the ordinary course of business as part of travel advances or salary, except promissory notes issued for the purchase of shares of this Corporation; or
               (d) make material guarantees except in ordinary course.
     10. Covenants of the Company.
          10.1 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.
          10.2 Insurance. The Company will purchase directors and officers insurance in an amount deemed appropriate by the Board of Directors.
          10.3 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors.
     11. Transfer of Rights. The rights granted under Sections 5, 6 and 8 of this Agreement (the “Rights”) are not assignable except to any party that (i) acquires at least 385,208 shares of the transferring Holder’s Registrable Securities (appropriately adjusted for recapitalizations, stock splits and the like), or all of the transferring Holder’s shares, if less, and (ii) agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, the Rights may be assigned without compliance with the 385,208 share minimum described above to (x) any constituent partner, member or shareholder of a Holder that is a partnership, limited liability company or corporation, (y) a family member of a Holder or trust for the benefit of a Holder, the spouse of a Holder or issue of a Holder or (z) any affiliated corporation, partnership, limited liability company or other entity (including in the case of a venture capital fund other venture capital funds affiliated with such fund) of which at least a seventy-five percent (75%) interest is owned or controlled, directly or indirectly, by one or more of the persons described in (x) or (y). The Company shall be furnished with prompt written notice of any transfer of the Rights pursuant this Section 11, which notice shall include the name and address of the transferee or assignee and the securities with respect to which such registration rights are being assigned. Any permitted transferee under this Section 11 shall thereupon be deemed to be a Holder and shall agree in writing to be bound by the terms and conditions of this Agreement.

     12. Amendment. Except as otherwise provided herein, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding over fifty percent (50%) of the Registrable Securities then outstanding and held by all Investors. Notwithstanding the foregoing, the registration rights granted with respect to the Exchange Related Shares held by the iFone Shareholders under Section 5 of this Agreement may not be eliminated and may not be otherwise changed in a manner that (1) is adverse to the iFone Shareholders and also (2) treats the iFone Shareholders differently from other Holders generally, without the written consent of iFone Shareholders holding over fifty percent (50%) of all Exchange Related Shares then outstanding and held by iFone Shareholders. Any amendment or waiver shall be effected in accordance with Section 5.4 or Section 8 above, as applicable, and shall be binding upon each Holder, each future holder of any of Registrable Securities and the Company.
     13. Governing Law. This Agreement and the legal relations among the parties hereto arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations among the parties hereto arising under this Agreement.
     14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.
     15. Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt, shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:
               (a) If to an iFone Shareholders, to the address or fax number listed after such iFone Shareholder’s name on the Schedule of iFone Shareholders attached hereto as Exhibit B or at such other address as such iFone Shareholder shall have furnished to the Company, with copies to (such copy shall not constitute notice):
Wilmer, Cutler, Pickering, Hale and Dorr, LLP
1117 California Street
Palo Alto, CA 94304
Attention: Rod Howard, Esq. & Joseph H. Wyatt, Esq.
Fax Number: (650) 858-6100
and

Wilmer, Cutler, Pickering, Hale and Dorr, LLP
4 Carlton Gardens
London, SW1Y 5AA United Kingdom
Attention: Richard Eaton, Esq.
Fax Number: 44 20 7839 3537
               (b) if to a Holder other than an iFone Shareholder, to the address or fax number previously provided by such Holder to the Company (which, in the case of each of the Investors, shall be the address or fax number listed after such Investor’s name on the Schedule of Investors attached hereto as Exhibit A) or at such other address as such Holder shall have furnished to the Company.
               (c) if to the Company, to:
Glu Mobile Inc.
1800 Gateway Drive, Suite 200
San Mateo, CA 94404
Attn: President
Fax: (650) 571-5698
or at such other address as the Company shall have furnished to the Holders, with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041
Attn: Mark Stevens, Esq.
Fax: (650) 938-5200
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and mailed as aforesaid.
     16. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.
     17. Severability. In the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     19. Attorneys’ Fees. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     20. Aggregation of Stock Held by Affiliates. For the purpose of determining the availability of any rights hereunder, any shares of Registrable Securities held by entities which control, are controlled by, or are under common control with another entity shall be aggregated.
     21. Conditioned Upon the Closing. This Agreement shall be of no further force or effect and shall become null and void ab initio upon the termination of the Exchange Agreement.
     22. Original Agreement and Waiver. The Original Agreement and all predecessors thereto are hereby amended and restated in each of their entireties and each shall be of no further force or effect.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

GLU MOBILE INC.

By:	/s/ L. Gregory Ballard

L. Gregory Ballard
President and Chief Executive Officer

Address:	1800 Gateway Drive, Suite 200
San Mateo, CA 94404
Signature Page to the Amended and Restated Investors’ Rights Agreement

IFONE SHAREHOLDERS:
/s/ Denis Guyennot

Denis Guyennot

Address:	Les Hauts de Vaugreniers
7, Allee du Suquet
6270
Villeneuve-Loubet
France
/s/ David Ward

David Ward

Address:	The Old Farm
Hill Top Drive
Hale, Cheshire
WA140JN UK
/s/ David Bates

David Bates

Address:	PO Box 5
208a Telegraph Road
Heswall, Wirral
CH60 0FW UK
/s/ Morgan O’Rahilly

Morgan O’Rahilly

Address:	The Coach House
School Lane
Woolton, Liverpool
L25 7UD UK
Signature Page to the Amended and Restated Investors’ Rights Agreement

IFONE SHAREHOLDERS:

LOLA, A SOCIETE ANONYME MONEGASQUE

By:	/s/ Denis Guyennot

Name:	Denis Guyennot

Its:	President Délegé

Address:	Palais de la Scala
1 Avenue Henry Dunant
MC 98000 Monaco

THE BUCKINGHAM TRUST

By:	/s/ Illegible

Name:	Illegible

Its:	Director of Corporate Trustee

Address:	Trustees of the Buckingham Trust
Marlborough Trust Company Ltd
PO Box 19, Farnley House,
La Charroterie,
St Peter Port, Guernsey GY1 3AJ
Channel Islands UK
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

GRANITE GLOBAL VENTURES II L.P.

By:	Granite Global Ventures II L.L.C.
Its:	General Partner

By:	/s/ Hany Nada

Name:	Hany Nada

Its:	Managing Director

Address:	c/o Granite Global Ventures
2494 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Fax:	(650) 475-2151

GGV II ENTREPRENEURS FUND L.P.

By:	Granite Global Ventures II L.L.C.
Its:	General Partner

By:	/s/ Hany Nada

Name:	Hany Nada

Its:	Managing Director

Address:	c/o Granite Global Ventures
2494 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Fax:	(650) 475-2151
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

NEW ENTERPRISE ASSOCIATES 10, L.P.

By:	NEA Partners 10, L.P.
Its:	General Partner

By:

Stewart Alsop
Its:	General Partner

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

NEW ENTERPRISE ASSOCIATES 10, L.P.

By:	NEA Partners 10, L.P.
Its:	General Partner

By:	/s/ Eugene A. Trainor

Name:	Eugene A. Trainor, III

Its:	Administrative General Partner & Chief Operating Office

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397

NEA VENTURES 2001, L.P.

By:	NEA Ventures 2001, L.P.
Its:	General Partner

By:	/s/ Pamela J. Clark

Name:	Pamela J. Clark

Its:	General Partner

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

SIENNA LIMITED PARTNERSHIP III, L.P.

By:	Sienna Associates III, L.L.C.
Its:	General Partner

By:	/s/ Daniel L. Skaff

Daniel L. Skaff
Its:	Managing Member

Address:	2330 Marinship Way, Suite 130
Sausalito, CA 94965
Fax:	(415) 339-2808
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

TWI GLU MOBILE HOLDINGS INC.

By:	/s/ Rachel Lam

Rachel Lam
Its:	Vice President

Address:	c/o Time Warner Investments
Time Warner Inc.
One Time Warner Center
New York, NY 10019
Fax:	(212) 484-7265
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

BAVP, L.P.

By:	BA Venture Partners VI, LLC
Its:	General Partner

By:	/s/ Rory O’Driscoll

Name:	Rory O’Driscoll

Its:	Managing Member

Address:	950 Tower Lane, Suite 700
Foster City, CA 94404
Attn: Sharon Wienbar
Fax:	(650) 378-6040
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

JAFCO AMERICA TECHNOLOGY FUND III, LP
JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, LP
JAFCO USIT FUND III, LP
JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, LP

By:	/s/ Barry J. Schiffman

Barry J. Schiffman
Managing Member
Jav Management Associates III, L.L.C.
Its General Partner

Address:	300 Hamilton Avenue Top Floor
Palo Alto, CA 94301 Attn: Barry Schiffman
Fax:	(650) 328-2818

GLOBESPAN CAPITAL PARTNERS IV, L.P.
GCP IV AFFILIATES FUND, L.P.
JAFCO GLOBESPAN USIT IV, L.P.

By:	Globespan Management Associates IV, L.P.
Its:	Sole General Partner

By:	Globespan Management Associates IV, LLC
Its:	Sole General Partner

By:	/s/ Barry J. Schiffman

Barry J. Schiffman
Member

Address:	300 Hamilton Avenue Top Floor
Palo Alto, CA 94301
Attn: Barry Schiffman
Fax:	(650) 328-2818
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

GLOBESPAN CAPITAL PARTNERS (CAYMAN) IV, L.P.

By:	Globespan Management Associates IV, L.P.
Its:	Sole General Partner

By:	Globespan Management Associates IV, LLC
Its:	Sole General Partner

By:	/s/ Barry J. Schiffman

Barry J. Schiffman
Member

Address:	300 Hamilton Avenue Top Floor
Palo Alto, CA 94301
Attn: Barry Schiffman
Fax:	(650) 328-2818

GLOBESPAN CAPITAL PARTNERS IV GmbH & Co. KG

By:	Globespan Management Associates IV, GmbH
Its:	General Partner

By:	/s/ Barry J. Schiffman

Barry J. Schiffman
Managing Director

Address:	300 Hamilton Avenue Top Floor
Palo Alto, CA 94301
Attn: Barry Schiffman
Fax:	(650) 328-2818
Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:
/s/ Amy Francetic

Amy Francetic

Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

MORAN FAMILY 2003 REVOCABLE TRUST
/s/ Richard A. Moran

Richard A. Moran, Principal

Address:	316 Walnut Street

San Francisco, CA 94118

Fax:	415-274-5709

Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

CLEF, LP

By:	Clef General Partner, LLC
Its:	General Partner

By:

Howard Fischer
Its:	Sole Member

Address:

Fax:

Signature Page to the Amended and Restated Investors’ Rights Agreement

INVESTORS:

PINNACLE VENTURES I-A (Q), L.P.
PINNACLE VENTURES I-B, L.P.
PINNACLE VENTURES AFFILIATES, L.P.

By:	Pinnacle Ventures Management I, L.L.C.
Their:	General Partner

By:

Robert N. Savoie
Its:	Chief Financial Officer

Address:

Fax:

PINNACLE VENTURES II-B (Q), L.P.
PINNACLE VENTURES II-C, L.P.
PINNACLE VENTURES II-R, L.P.

By:	Pinnacle Ventures Management II, L.L.C.
Their:	General Partner

By:

Robert N. Savoie
Its:	Chief Financial Officer

Address:

Fax:

Signature Page to the Amended and Restated Investors’ Rights Agreement

EXHIBIT A
Investors
NEW ENTERPRISE ASSOCIATES 10, L.P.
2490 Sand Hill Road
Menlo Park, CA 94025
Fax: (650) 854-9397
NEA VENTURES 2001, L.P.
2490 Sand Hill Road
Menlo Park, CA 94025
Fax: (650) 854-9397
SIENNA LIMITED PARTNERSHIP III, L.P.
2330 Marinship Way, Suite 130
Sausalito, CA 94965
Fax: (415) 339-2808
PRESTON GATES & ELLIS INVESTMENT, L.L.C.
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Fax: (206) 623-7022
SCOTT ORR
969-G Edgewater Blvd., #310
Foster City, CA 94404
WALTER H. SULLIVAN, III
650 California St., 24th Floor
San Francisco, CA 94108
JAMES ALBERA
2860 16th Street
San Francisco, CA 94103
JAFCO AMERICA TECHNOLOGY FUND III, LP
JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, LP
JAFO USIT FUND III, LP
JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, LP
GLOBESPAN CAPITAL PARTNERS IV, LP
GCP IV AFFILIATES FUND, L.P.
GLOBESPAN CAPITAL PARTNERS (CAYMAN) IV, LP
JAFCO GLOBESPAN USIT IV, LP
GCP IV AFFILIATES FUND, L.P.
GLOBESPAN CAPITAL PARTNERS IV GMBH & CO. KG
300 Hamilton Avenue Top Floor
Palo Alto, CA 94301
Attn: Barry Schiffman
Fax: (650) 328-2818

BAVP, L.P.
950 Tower Lane, Suite 700
Foster City, CA 94404
Attn: Sharon Wienbar
Fax: (650) 378-6040
with a copy (which shall not constitute notice) to
Cooley Godward, LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attn: James Fulton, Esq.
Fax: (650) 849-7400
GC&H INVESTMENTS, LLC
One Maritime Plaza
20th Floor
San Francisco, CA 94111-3580
Fax: 415-951-3699
GRANITE GLOBAL VENTURES II L.P.
GGV II ENTREPRENEURS FUND L.P.
c/o Granite Global Ventures
2494 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Fax: (650) 475-2151
with a copy (which shall not constitute notice) to
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304-1114
Attn: Allison Leopold Tilley, Esq.
Fax: (650) 233-4545
TWI GLU MOBILE HOLDINGS INC.
c/o Time Warner Investments
Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attn: Managing Director
Fax: (212) 484-7265
with a copy (which shall not constitute notice) to
Time Warner Legal
One Time Warner Center
New York, NY 10019
Attn: General Counsel
Fax: (212) 484-7167

AMY FRANCETIC
1322 Deerpath Rd.
Lake Forest, IL 60045
MORAN FAMILY 2003 REVOCABLE TRUST
Richard A. Moran, Principal
316 Walnut Street
San Francisco, CA 94118
CLEF, LP
c/o Howard Fischer Associates International
1800 Kennedy Boulevard, 7th Floor
Philadelphia, PA. 19103
PINNACLE VENTURES I-A (Q), L.P.
PINNACLE VENTURES I-B, L.P.
PINNACLE VENTURES I AFFILIATES, L.P.
PINNACLE VENTURES II-B (Q), L.P.
PINNACLE VENTURES II-C, L.P.
PINNACLE VENTURES II-R, L.P.
130 Lytton Avenue, Suite 220
Palo Alto, CA 94301

EXHIBIT B
iFone Shareholders
DENIS GUYENNOT
Les Hauts de Vaugreniers
7, Allee du Suquet
6270
Villeneuve-Loubet
France
LOLA, A SOCIETE ANONYME MONEGASQUE
Palais de la Scala
1 Avenue Henry Dunant
MC 98000 Monaco
DAVID WARD
The Old Farm
Hill Top Drive
Hale, Cheshire
WA14 0JN UK
DAVID BATES
PO Box 5
208a Telegraph Road
Heswall, Wirral
CH60 0FW UK
MORGAN O’RAHILLY
The Coach House
School Lane
Woolton, Liverpool
L25 7UD UK
THE BUCKINGHAM TRUST
Trustees of the Buckingham Trust
Marlborough Trust Company Ltd
PO Box 19, Farnley House,
La Charroterie,
St Peter Port, Guernsey GY1 3AJ
Channel Islands UK

AMENDMENT NO. 1 AND JOINDER TO THE
AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT
     This Amendment No. 1 and Joinder to the Amended and Restated Investors Rights Agreement (this “Amendment”) is made and entered into as of May 5, 2006 (the “Effective Date”) by and among Glu Mobile Inc., a California corporation (the “Company”), the undersigned shareholders of the Company that are parties to the Original Agreement (as defined below) (“Existing Investors”) and the entities purchasing warrants exercisable for shares of the Company’s Series D Preferred Stock listed on Annex A (the “Warrant Investors”).
RECITALS
     WHEREAS, the Existing Investors possess certain rights, including registration rights and other rights pursuant to the Amended and Restated Investors’ Rights Agreement dated as of March 29, 2006 by and among the Company and the investors identified on the Schedule of Investors attached as Exhibit A thereto (the “Original Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Agreement.
     WHEREAS, the Original Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding.
     WHEREAS, the Company proposes to enter the Warrant Purchase Agreements of even date herewith by and between the Company and each of the Warrant Investors, pursuant to which the Warrant Investors will purchase warrants exercisable for an aggregate of 318,937 shares of the Company’s Series D Preferred Stock.
     WHEREAS, the Company and the undersigned Existing Investors, as holders of greater than a majority of the Registrable Securities then outstanding of the Company, desire to enter this Amendment to provide the Warrant Investors with certain rights under the Original Agreement.
AGREEMENT
     NOW, THEREFORE, the Company, the Warrant Investors and the undersigned Existing Investors hereby agree as follows:
     1. Section 1 of the Original Agreement is hereby amended as follows:
          1.1 The definition of “Registrable Securities” is amended and restated to read in its entirety as follows:
“Registrable Securities” means (1) the Senior Conversion Stock and any Common Stock of the Company issuable or issued with respect to the Senior Preferred Stock or Senior Conversion Stock upon any stock split, stock dividend, or similar event, (2) the Common Stock of the Company issued pursuant to the Restricted Stock Purchase Agreement (the “RSPA”) dated as of April 25, 2005 between the Company and the Investor defined as the Purchaser therein or (3) the Exchange Related Shares provided, however, that the Exchange Related Shares and the Pinnacle Warrant Shares shall not be deemed Registrable Securities and the Holders of Exchange Related Shares and Pinnacle Warrant Shares shall not be deemed Initiating Holders or Major Holders for the purposes of Section 5.1 (it being understood that a demand registration triggered under Section 5.1, would trigger the Company’s obligations under Section 5.2 and the Exchange Related Shares and the Pinnacle Warrant Shares would be Registrable Securities under Section 5.2 for that purpose), 6 and 8 and provided further however, that the term “Registrable Securities” shall exclude in all cases any shares of Common Stock issued upon conversion of Preferred Stock pursuant to Article III, Section B.3(e) of the Company’s Amended and Restated Articles of Incorporation (or any successor thereto) (the “Restated Articles”) (which Paragraph is entitled “Special Mandatory Conversion”), as such provision may be amended from time to time (“Special Mandatory Conversion Shares”). In addition, securities shall only be treated as Registrable Securities if and so long as (i) they have not been registered or sold to or through a broker, dealer, market maker or underwriter in a public distribution or a public securities transaction and (ii) the registration rights with respect to such securities have not terminated pursuant to Section 5.10 below.
          1.2 The following definitions of are added:
“Pinnacle Warrants” means those certain Warrants to Purchase Preferred Stock issued to affiliates of Pinnacle Ventures, L.L.C. (“Pinnacle Ventures”) concurrently with a Loan and Security entered, by and among the Company, Pinnacle Ventures, as agent and the lenders identified on Schedule 1 thereto, on or about April ___, 2006 (the “Pinnacle Investors”).
“Pinnacle Warrant Shares” means the Common Stock of the Company (i) issuable or issued upon exercise of the Pinnacle Warrants, (ii) issuable or issued upon conversion of the Series D Preferred Stock issuable or issued upon exercise of the Pinnacle Warrants, or (iii) issuable or issued with respect to the either of the foregoing upon any stock split, stock dividend, or similar event.
     2. The Company and the Investors hereby amend the Original Agreement to include each of the Pinnacle Investors as an “Investor” thereunder. All notices and other communications under the Original Agreement shall be made to the Pinnacle Investors at the addresses specified Annex A and thereafter at such other address, notice of which is given in accordance with Section 15 of the Original Agreement, and Exhibit A to the Original Agreement is hereby amended to add each of the Pinnacle Investors and their respective addresses as specified Annex A hereto. Each of the Warrant Investors hereby joins and agrees to be bound by all the terms and conditions of the Original Agreement, as amended by the Amendment, as an “Investor” thereunder. Section 12 of the Original Agreement is hereby amended to add the following sentence as the penultimate sentence of such Section:
Notwithstanding the foregoing, the registration rights granted with respect to the Pinnacle Warrant Shares held by the Pinnacle Investors under Section 5 of this

Agreement may not be eliminated and may not be otherwise changed in a manner that (1) is adverse to the Pinnacle Investors and also (2) treats the Pinnacle Investors differently from other Holders generally, without the written consent of Pinnacle Investors holding over fifty percent (50%) of all Pinnacle Warrant Shares then outstanding and held by Pinnacle Investors.
     3. Except as specifically set forth herein, the Original Agreement remains in full force and effect.
     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     5. This Amendment shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.
     6. This Amendment and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Amendment, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

THE COMPANY:
GLU MOBILE INC.

By:	/s/ L. Gregory Ballard

L. Gregory Ballard
Its:	President and CEO
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

EXISTING INVESTORS	EXISTING INVESTORS
(individual signature block):	(entity signature block):

(print/type complete name of entity)

By:

(signature)		(signature)

Name:	Name:
(please print or type full name)		(please print or type full name)

Title:
(please print or type full title)
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

EXISTING INVESTORS:

NEW ENTERPRISE ASSOCIATES 10, L.P.

By:	NEA Partners 10, L.P.
Its:	General Partner

By:
Stewart Alsop
Its:	General Partner

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

EXISTING INVESTORS:

NEW ENTERPRISE ASSOCIATES 10, L.P.

By:	NEA Ventures 2001, L.P.
Its:	General Partner

By:	/s/ Eugene A. Trainor III

Name:	Eugene A. Trainor III

Its:	General Partner

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397

NEA VENTURES 2001, L.P.

By:	NEA Ventures 2001, L.P.
Its:	General Partner

By:	/s/ Pamela J. Clark

Name:	Pamela J. Clark

Its:	General Partner

Address:	2490 Sand Hill Road
Menlo Park, CA 94025
Fax:	(650) 854-9397
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

EXISTING INVESTORS:

SIENNA LIMITED PARTNERSHIP III, L.P.

By:	Sienna Associates III, L.L.C.
Its:	General Partner

By:	/s/ Douglas K. Edwards
Douglas K. Edwards
Its:	Member

Address:	2330 Marinship Way, Suite 130
Sausalito, CA 94965
Fax:	(415) 339-2808
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

EXISTING INVESTORS:

BAVP, L.P.

By:	BA Venture Partners VI, LLC
Its:	General Partner

By:	/s/ Sharon Wienbar

Name:	Sharon Wienbar

Its:	Member

Address:	950 Tower Lane, Suite 700
Foster City, CA 94404
Attn: Sharon Wienbar
Fax:	(650) 378-6040
[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

WARRANT INVESTORS	WARRANT INVESTORS
(individual signature block):	(entity signature block):
Pinnacle Ventures I-A(Q), L.P. Pinnacle Ventures I-B, L.P. Pinnacle Ventures Affiliates, L.P.

	By:	/s/ Robert N. Savoie

(signature)

Name:	Name:	Robert N. Savoie
(please print or type full name)

	Title:	Chief Financial Officer

[SIGNATURE PAGE TO GLU MOBILE INC. AMENDMENT NO. 1 AND JOINDER TO THE AMENDED
AND RESTATED INVESTORS RIGHTS AGREEMENT]

ANNEX A
Schedule of Warrant Investors
1. Pinnacle Ventures I Equity Holdings, L.L.C.
2. Pinnacle Ventures I Affiliates, L.P.
3. Pinnacle Ventures II Equity Holdings, L.L.C.